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                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges (amounts in thousands)



                                                                 1995           1996           1997         1998          1999
                                                                 ----           ----           ----         ----          ----
Loss from continuing operations before income tax benefit
    & minority interest                                        $ (62,741)    $ (67,212)    $ (70,058)    $ (66,607)    $ (59,962)
                                                               =========     =========     =========     =========     =========
Fixed Charges:
    Interest, including amortization of debt issuance costs      118,327       143,205       157,901       172,608       191,803
    Interest portion of rent expense                               1,588         2,327         2,691         2,830         2,900
    Preferred stock dividends on subsidiary preferred stock        4,419         4,256         4,850         5,225            --
                                                               ---------     ---------     ---------     ---------     ---------
Total fixed charges                                              124,334       149,788       165,442       180,663       194,703
                                                               =========     =========     =========     =========     =========
Adjustments:
Preferred stock dividends on subsidiary preferred stock           (4,419)       (4,256)       (4,850)       (5,225)           --
                                                               =========     =========     =========     =========     =========

Total adjustments                                                 (4,419)       (4,256)       (4,850)       (5,225)           --
                                                               =========     =========     =========     =========     =========
Earnings, as defined                                           $  57,174     $  78,320     $  90,534     $ 108,831     $ 134,741
                                                               =========     =========     =========     =========     =========

Ratio of earnings to fixed charges (1)                                --            --            --            --            --
                                                               =========     =========     =========     =========     =========
Amount by which earnings are less then fixed charges           $ (67,160)    $ (71,468)    $ (74,908)    $ (71,832)    $ (59,962)
                                                               =========     =========     =========     =========     =========

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(1) The ratio of earnings to fixed charges is less than one-to-one and, therefore, earnings are inadequate to cover fixed charges.